EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation's
Earnings Conference Call - October 26, 2006

Operator:
Thank you. At this time I would like to remind everyone if you would like to ask a question, press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. We’ll pause for just a moment to compile the Q&A roster.

Thank you. Our first question comes from Rick Dauteuil with Columbia Management.

Rick Dauteuil:	Rick Dauteuil.

Jeff Baker:	Hi Rick, how are you doing?

Rick Dauteuil:
Good. My question involves the availability on your line of credit I think you mentioned. What about the ability to do a buyback here? It’s clear that the market isn’t giving you a lot of credit for some of the investments you’re making, you know, perhaps you guys ought to take advantage of that and buy some of your own stock at these kind of prices.

Jeff Baker:
Yeah, that’s something that’s still under consideration, Rick. I think I talked about that on the last call as well. We continue to look at that. We’ve had discussions with our lender about that. I think the general consensus was that they have the willingness to work with us and cooperate to do that and it’s something that the board continues to look at, as a matter of fact as recently as last week.

Rick Dauteuil:	And as a large shareholder we’d encourage that at these kind of levels. It feels like you’d be very opportunistic to get involved here. Thanks.

Jeff Baker:	Yes.

Operator:
Thank you. Once again, if you would like to ask a question, please press star, then the number one on your telephone keypad. That’s star, one on your telephone keypad.

Our next question comes from Ed Griganavicius with TSI.

Ed Griganavicius:	Good morning Jeff, how you doing?

Jeff Baker:	Hi Ed, how are you?

Ed Griganavicius:
Good, good. Unfortunately I missed a little bit of the call so hopefully I’m not going to be covering anything that was already discussed but can we get a little bit of a breakdown of your three lines of business in terms of revenue by staffing, revenue by solutions and then revenue by managed services?

Jeff Baker:	Sure. If you throw the, let’s see here, well let’s see, if you throw the staffing and managed services together, it’s probably a two-thirds, one-third.

Ed Griganavicius:
Yeah, but is there any way we can start separating that out so we can get some visibility as to, you know, what particular areas might be growing? It just seems like, you know, on the calls we hear, well Lawson may be improving, IP Tel is, you know, contract services may be improving; another area we’re having struggles. If we could just see some visibility of solutions overall; versus staffing, versus managed services.

Jeff Baker:	Yeah, I think that’s something we could probably break up. Roughly the way it breaks down looks like it’s about 6% managed services, about 59% staffing and about 20% solutions.

Ed Griganavicius:	Solutions. And year-to-date, how have those performed? I mean, what’s been the growth in any of those individual areas or has it just been flat across the board?

Jeff Baker:
Well, I think in general we had our big pickup in the staffing side. It really began at the end of the year last year that we talked about quite a bit. A large part of it came from the IBM contract, which was redone last year. We experienced a bit of a windfall from that and that business has continued to grow. It fell off a little bit earlier in the year in terms of headcount but it’s made a little bit of a comeback in the second and third quarter. But I think we can maybe add some commentary going forward about relative performance within the, I guess, between the three groups.

Ed Griganavicius:	Yeah okay, and then how about utilization by each group?

Jeff Baker:
We try not to give out specific utilization by each group. I think the way we’ve kind of started doing here in the last few calls, if we have a particular outlier or somebody who has done particularly well or somebody who has done particularly poor, we’ll talk about where we, where that utilization is. You know, the one we’ve been most concerned about, I think we had seen it turning the corner at the end of the last call was in that IP Call Center business and we’re very pleased to see that that thing turned the corner finally and utilization has jumped up to where we like to see it now and looks like it will continue at that pace, you know, for the foreseeable future. So, I think we’ll call out, individual outliers as they either go up or down but rather not get into the details all the specific utilizations of each one.

Ed Griganavicius:
Yeah, but at least at a higher level of your three lines of business. I mean, that just gives us better visibility as to what truly is going on in terms of, you know, in terms of the utilization, at least out of staffing solutions and the managed services level?

Jeff Baker:	Okay, at that level, yeah, I think that…

Ed Griganavicius:
Can we get that? Okay, all right. And so, if we take where we’re at right now, you know, roughly around $0.02 per share loss and even with the second quarter with the credit that was applied from the Computer Horizons merger we were roughly, what, $0.01 loss but if you take out that credit we’re roughly $0.02 loss. If we baseline that what are we starting to look at, you know, for 2007? I mean, are we just going to have a continuum of 2006 from the standpoint of, you know, trying to reinvest where we can or are we going to get back to some levels of performance of bottom line performance like we saw in 2004?

Jeff Baker:
I think we’ve, well we’ve been looking at that is these investments that we’ve made will hopefully get us back to what you saw in the 2004 type timeframe or better. I don’t think we’d continue to make the investments if we thought we were just going to keep up the status quo of $0.02 per quarter type loss. If we cut those investments off in the short term we could do better but in the long term we think it’s important to make those types of investments to get us back to the 2004 type numbers.

Ed Griganavicius:	Yeah. And is that something that’s going to be achievable in ’07 from all your guys’ analysis in terms of, you know, what’s been invested for ’06 and forecasting, you know, these wins into ’07?

Jeff Baker:	Well, we haven’t gone through our budgeting process yet so we’re not ready to step out there and say what it’s going to be yet.

Ed Griganavicius:	Yeah. No, I understand that.

Jeff Baker:
I think, you know, some of the positive things that we’ve seen around this IP Tel center thing give us some optimism. On the other hand you’ve got this whole Detroit economy which a lot of our solution business is based on. I think we’ve been pretty lucky so far that up until this quarter it’s not impacted us that hard. We had this one client this quarter that hurt a little bit so, I think it’ll take some, a while that we get through our budgeting to see how those things will work out. But we’re very encouraged at the fact that the IP Tel got what we thought it would get and that’s something that cost us a lot of money to get there and we hope these other investments pay off just as that one did.

Ed Griganavicius:	Okay. In the fourth quarter call for, you know, the remainder of ’05, will we get visibility into ’07 in terms of a full forecast for revenue and earnings per share for ’07?

Jeff Baker:
I don’t know. I know you’ve been an avid supporter of that in the past and that’s something that I think as we sit down with our board and talk to them about we’ll get some view about how confident we feel about that. If we lock in a bunch of stuff and get real confident we may do that. If it’s still looking questionable around things around this Michigan economy or what have you, we may back off of that. But we’re well aware of your view on that Ed.

Ed Griganavicius:	Okay. And as far as your billable head count, what is that number as of the end of the third quarter?

David Steichen:	Just a second here. It’s 2,600.

Ed Griganavicius:	Twenty-six hundred. Okay.

David Steichen:	Just a little over 2,600.

Ed Griganavicius:
Okay. And how far off are you off of your five million target run rate of cost reduction? I know you’ve backed off from that from the third quarter of last year and because of having to reinvest but how far off are you from that number?

David Steichen:
I think we said that our SG&A expense for the third quarter was $1.2 million below the third quarter last year. The third quarter last year included some merger related stuff. But I think that 1.2 is net of the merger related stuff. So we’re still running, in the third quarter, 4 to $4.8 million below the run rate in the third quarter last year.

Ed Griganavicius:	Okay.

Jeff Baker:	Just as part of that’s been offset, or was offset earlier in the year by some margin declines as some different rebate programs kicked in.

Ed Griganavicius:
Okay. And I know with the last year with the our closure of the Computer Horizons deal and now the fact that they’ve been selling off some of their assets, are we outside of the window to recoup any of our cost for those…

Jeff Baker:
Yeah, I think that window ended around the first of September. We’re still snooping around a little bit to see if there’s an avenue there but we’re not optimistic that there’s any recourse there given it’s outside the window.

Ed Griganavicius:	Yeah, okay. All right, well I appreciate your time.

Jeff Baker:	Okay.

Dave Steichen:	Okay.

Ed Griganavicius:	Thanks.

Operator:	Thank you. As a final reminder, if you’d like to pose a question, press star, then the number one on your telephone keypad. Sir, there appear to be no further questions at this time.

Jeff Baker:	Okay. Well, I just thank everybody for joining us today. I appreciate your patience in sticking with us and hopefully we’ll have good news next quarter. Thank you.

Operator:	Thank you. That does conclude today’s conference call. You may now disconnect and have a wonderful day.